Exhibit 10.2

RESTRICTED STOCK AWARD AGREEMENT
March 1, 2015 Performance-Based Award

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made effective and entered into as of March 1, 2015, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and ALEXANDER W. SMITH (the “Grantee”).

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, as restated and amended (the “Plan”), the Committee that administers the Plan has the authority to grant Awards under the Plan to employees of the Company; and

WHEREAS, the Committee has determined that the Grantee be granted a Restricted Stock Award under the Plan for the number of shares and upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.          Grant of Award.  The Grantee is hereby granted a Restricted Stock Award under the Plan (this “Award”), subject to the terms and conditions hereinafter set forth, with respect to ONE HUNDRED TWENTY THOUSAND (120,000) restricted shares of Common Stock (the “Performance-Based Shares”).  The Performance-Based Shares shall be represented by a stock certificate registered in the Grantee’s name, or by uncertificated shares designated for the Grantee in book entry form on the records of the Company’s transfer agent subject to the restrictions set forth in this Agreement.  Any stock certificate issued shall bear the following or a similar legend:

“The transferability of this certificate and the shares of Common Stock represented hereby are subject to the terms, conditions and restrictions (including forfeiture) contained in the Pier 1 Imports, Inc. 2006 Stock Incentive Plan, as restated and amended, and the Restricted Stock Award Agreement entered into between the registered owner and Pier 1 Imports, Inc.  A copy of such plan and agreement is on file in the offices of Pier 1 Imports, Inc., 100 Pier 1 Place, Fort Worth, Texas 76102.”

Any Common Stock certificates or book-entry uncertificated shares evidencing such shares shall be held in custody by the Company or, if specified by the Committee, with a third party custodian or trustee, until the restrictions thereon shall have lapsed, and, as a condition of this Award, the Grantee shall deliver a stock power, duly endorsed in blank, relating to any certificated restricted shares of Common Stock covered by this Award.

2.          Transfer Restrictions.  Except as expressly provided herein, this Award and the Performance-Based Shares are non-transferable otherwise than by will or by the laws of descent and distribution, and may not otherwise be assigned, pledged or hypothecated or otherwise disposed of and shall not be subject to execution, attachment or similar process.  Upon any attempt to effect any such disposition, or upon the levy of any such process, this Award shall immediately become null and void and the Performance-Based Shares shall be forfeited.

3.          Restrictions.  The restrictions on FORTY THOUSAND (40,000) shares of the Performance-Based Shares shall lapse and such shares shall vest annually provided that, in each case, (x) the Company satisfies certain EBITDA (as hereinafter defined) targets for the fiscal years of the Company ending February 27, 2016, February 25, 2017 and March 3, 2018, which EBITDA targets are to be established by the Board or the Committee prior to or within the first quarter of each such fiscal year (the “Performance Measure”), and (y) the Grantee is employed by the Company on the last day of each such respective Company fiscal year.

“EBITDA” shall mean the Company's adjusted consolidated operating cash earnings before interest, taxes, depreciation and amortization from all domestic and international operations, but not including discontinued operations, unusual or non-recurring charges or recurring non-cash items, each as determined by the Committee.

With respect to any Performance-Based Shares that vest based on satisfying an EBITDA target for a given Company fiscal year, vesting shall occur pursuant to the following schedule:

100% of the EBITDA target – 40,000 shares;

96% of the EBITDA target – 36,000 shares;

92% of the EBITDA target – 32,000 shares;

88% of the EBITDA target – 28,000 shares;

84% of the EBITDA target – 24,000 shares; and

80% of the EBITDA target – 20,000 shares.

Additionally, vesting of shares between the fixed percentage points of the EBITDA target for a given Company fiscal year shall be interpolated.  For example, if 94% of the EBITDA target is achieved, then 34,000 shares would vest.

If the Company’s aggregate consolidated EBITDA for any two consecutive fiscal years occurring during the three-fiscal year period beginning March 1, 2015, applicable to the grant of the Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those two fiscal years, then any portion of any Performance-Based Shares that did not vest in the first fiscal year shall vest at the time the Performance-Based Shares vest for the second fiscal year.  Further, if the Company’s aggregate consolidated EBITDA for the three-fiscal year period beginning March 1, 2015, applicable to the grant of the Performance-Based Shares equals or exceeds the sum of the EBITDA targets for those three fiscal years, then all of the shares subject to that grant that did not vest shall vest at the time the Performance-Based Shares vest for the third fiscal year.

Further, notwithstanding any other provision of this Agreement to the contrary, in the event that the Grantee is employed by the Company on the last day of any fiscal year of the Company in which any of the Performance-Based Shares vest pursuant to this Agreement, the Grantee shall be entitled to the vesting of the Performance-Based Shares for that fiscal year, as set forth above, regardless of whether the Grantee’s employment terminates prior to the formal determination of vesting (i.e., based on EBITDA calculations) for such fiscal year, as set forth in this Section 3. The determination by the Company with respect to the achieving of the EBITDA targets for vesting of the Performance-Based Shares shall occur upon the filing of the Company's Annual Report on Form 10-K with the Securities and Exchange Commission for each respective Company fiscal year.

The employment of the Grantee with the Company is governed by the terms and provisions of the Employment Agreement between the Company and the Grantee dated June 13, 2012 (the “Employment Agreement”).  If Grantee's employment is terminated by the Company for “Cause” or by Grantee without “Good Reason” (as such terms are defined in the Employment Agreement), the Performance-Based Shares, to the extent not vested, shall terminate and be forfeited by the Grantee.  If Grantee's employment is terminated by the Company without Cause or by Grantee for Good Reason then any portion of the Performance-Based Shares, to the extent not vested as of the termination date, shall become vested and unrestricted as of such termination date. Upon “Non-Renewal” by the Company (as such term is defined in the Employment Agreement) then any portion of the Performance-Based Shares, to the extent not vested, shall become vested and unrestricted on the expiration of the Term (as such term is defined in the Employment Agreement). All rights and ownership in the Performance-Based Shares as to which the restrictions thereon shall not have lapsed shall immediately vest in the Company.

4.          Voting and Dividend Rights.  With respect to the Performance-Based Shares for which the restrictions have not lapsed, the Grantee shall have the right to vote such shares, but shall not receive any cash dividends paid with respect to such shares.  Any dividend or distribution payable with respect to the Performance-Based Shares that shall be paid in shares of Common Stock shall be subject to the same restrictions provided for herein. Any other form of dividend or distribution payable on shares of the Performance-Based Shares, and any consideration receivable for or in conversion of or exchange for the Performance-Based Shares, unless otherwise determined by the Committee, shall be subject to the terms and conditions of this Restricted Stock Award Agreement or with such modifications thereof as the Committee may provide in its absolute discretion.

5.          Distribution Following End of Restrictions.  Upon attainment of the Performance Measure and the expiration of the restrictions provided in Section 3 hereof as to the Performance-Based Shares, the Company in its sole discretion will either cause a certificate evidencing such amount of Common Stock to be delivered to the Grantee (or in the case of his death after such events cause such certificate to be delivered to his or her legal representative, beneficiary or heir) or provide book-entry uncertificated shares designated for the Grantee (or, in the case of his death after such events, provide book-entry uncertificated shares designated for Grantee's legal representative, beneficiary or heir) on the records of the Company's transfer agent free of the legend or restriction regarding transferability, as the case may be; provided, however, that the Company shall not be obligated to issue any fractional shares of Common Stock in the event of certificated shares.  All Performance-Based Shares which do not vest as provided in Section 3 above, shall be forfeited by the Grantee along with all rights thereto, and the ownership of such shares shall immediately vest in the Company.

6.          Tax Withholding.  The obligation of the Company to deliver any certificate or book-entry uncertificated shares to the Grantee pursuant to Section 5 hereof shall be subject to the receipt by the Company from the Grantee of any minimum withholding taxes required as a result of the grant of the Award or lapsing of restrictions thereon.  The Grantee may satisfy all or part of such withholding tax requirement by electing to require the Company to purchase that number of unrestricted shares of Common Stock designated by the Grantee at a price equal to the Fair Market Value on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the first preceding day on which trading occurred.  The Company shall have the right, but not the obligation, to sell or withhold such number of unrestricted shares of Common Stock distributable to the Grantee as will provide assets for payment of any tax so required to be paid by the Company for Grantee unless, prior to such sale or withholding, Grantee shall have paid to the Company the amount of such tax.  Any balance of the proceeds of such a sale remaining after the payment of such taxes shall be paid over to Grantee.  In making any such sale, the Company shall be deemed to be acting on behalf and for the account of Grantee.

7.          Securities Laws Requirements.  The Company shall not be required to issue shares pursuant to this Award unless and until (a) such shares have been duly listed upon each stock exchange on which the Company’s Common Stock is then listed; and (b) the Company has complied with applicable federal and state securities laws.  The Committee may require the Grantee to furnish to the Company, prior to the issuance of any shares of Common Stock in connection with this Award, an agreement, in such form as the committee may from time to time deem appropriate, in which the Grantee represents that the Performance-Based Shares acquired by Grantee under this Award are being acquired for investment and not with a view to the sale or distribution thereof.

8.          Incorporation of Plan Provisions.  This Restricted Stock Award Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged.  Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan.

9.          Miscellaneous.  This Restricted Stock Award Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Delaware, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee.  The value of the Performance-Based Shares shall be equal to the Fair Market Value on the date of lapse of the restrictions or, if the Common Stock did not trade on such day, on the first preceding day on which trading occurred.  The terms and provisions of this Agreement shall constitute an instruction by the Grantee with respect to any uncertificated Performance-Based Shares.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

COMPANY:	GRANTEE:

Pier 1 Imports, Inc.

By:
Michael A. Carter	Alexander W. Smith
Senior V.P. Compliance and General Counsel, Secretary

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